Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of John Hancock Opportunistic Fixed Income Fund (formerly John Hancock Global Bond Fund), of our report dated October 28, 2019 relating to the financial statements and financial highlights, which appears in John Hancock Global Bond Fund’s Annual Report on Form N-CSR for the year ended August 31, 2019. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Policy Regarding Disclosure of Portfolio Holdings" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 19, 2020